CERTIFICATE OF AMENDMENT OF

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                                       OF

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                         CEDRIC KUSHNER PROMOTIONS, INC.

(Pursuant to ss. 151(g) of the General Corporation Law of the State of Delaware)

     Cedric   Kushner   Promotions,    Inc.,   a   Delaware   corporation   (the
"Corporation"), does hereby certify as follows:

     FIRST:  The current name of the  Corporation is Cedric Kushner  Promotions,
Inc.

     SECOND: Section 1 of the Certificate of Designation is hereby amended and restated in its entirety to read as follows:

     "Section 1. Designation and Amount. The shares of such series shall have a par value of $0.01 per share and shall be designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be 467,476."

     THIRD: The first sentence of Section 4(a) of the Certificate of Designation is hereby amended and restated in its entirety to read as follows:

     "In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the Holders shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's certificate of incorporation, as amended, or any certificate(s) of designation, and prior in preference to any distribution to Junior Securities, but on parity with any distribution to the holders of Parity Securities, an aggregate amount equal to the sum of (i) $4,123,075 and (ii) any due but unpaid dividends on the Series B Preferred Stock (the "Liquidation Preference")."

     FOURTH: The amendments set forth above to the Corporation's Certificate of Amendment of Certificate of Designation have been duly adopted and written consent thereto has been given in accordance with the provisions of Sections 228 and 141(f) of the General Corporation Law of the State of Delaware.

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     IN  WITNESS  WHEREOF,  the  Corporation  has  caused  this  Certificate  of
Amendment to be signed as of the 19th day of February, 2004.




                                              /s/Jim DiLorenzo
                                                 -------------
                                                 Jim DiLorenzo, Vice President